HORIZON FUNDS
FORM OF ADDENDUM TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM, effective as of November 1, 2016, to the Transfer Agent Servicing Agreement dated as of February 8, 2016, (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Agreement to add the Horizon Defined Risk Fund and the Horizon Dynamic Dividend Fund; and

WHEREAS, the parties desire to modify the Agreement to add the MARS SystemTM; and

WHEREAS, Section 13 of the Agreement allows for its modification by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1)	Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

2)	The parties agree to add the following service to Section 2 of the Agreement:

2. T.                MARS SystemTM
USBFS shall provide the MARS SystemTM and data warehouse services set forth in Exhibit E to this Agreement, subject to the terms and conditions specified in Exhibit E, as the same may be amended from time to time.
3)	Exhibit D, the fees of the Agreement, is hereby superseded and replaced with Amended Exhibit D to include the MARS SystemTM fees

Except to the extent modified hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

HORIZON FUNDS U.S. BANCORP FUND SERVICES, LLC

By:__________________________ By:_______________________________

Name: _______________________ Name:  Ian Martin

Title: ________________________ Title: Executive Vice President

Amended Exhibit A to the Transfer Agent Servicing Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series
Horizon Active Asset Allocation Fund
Horizon Active Risk Assist® Fund
Horizon Active Income Fund
Horizon Defined Risk Fund
Horizon Dynamic Dividend Fund

Amended Exhibit D to the Transfer Agent Servicing Agreement – Horizon Funds
Fee Schedule at November, 2016

Annual Service Charges to the Fund*
▪	Base Fee per fund $[ ]/year
▪	Additional Classes $[ ]/year
▪	NSCC Level 3 Accounts $[ ]/open account
▪	No-Load Fund Accounts $[ ]/open account
▪	Closed Accounts $[ ]/closed account

[  ]  basis point on the first $[  ]
[  ]  basis points on the next $[  ]
[  ]  basis points on the balance

Services Included in Annual Basis Point Fee
▪	Telephone Calls
▪	Voice Response Calls
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transaction
▪	Daily Valuation/ Manual 401k Trade
▪	Report Source - Client on-line access to fund and investor data. Includes set up and [ ] user Ids.
▪	NSCC System Interface
▪	Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪
Excessive Trader - Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

▪	12b-1 Aging - Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

Conversion/Setup
▪	One time conversion fee $[ ]
▪	Additional fund or class setup above those converted in - $[ ] /CUSIP

Miscellaneous Expenses
Including but not limited to telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC Profile, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions),voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, return mail processing, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Amended Exhibit D (continued) to the Transfer Agent Servicing Agreement – Horizon Funds
Transfer Agent & Shareholder Services Supplemental Fees Schedules – E-Commerce
Fee Schedule at November, 2016

FAN Web
Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
▪	FAN Web Premium (Fund Groups over [ ] open accounts)
−	Implementation - $[ ] /fund group – includes up to [ ] hours of technical/BSA support
−	Annual Base Fee - $[ ] /year
▪	FAN Web Select (Fund Groups under [ ] open accounts)
−	Implementation - $[ ] /fund group – includes up to [ ] hours of technical/BSA support
−	Annual Base Fee - $[ ] /year
▪	FAN Web Direct (API) – Quoted Separately
▪	Customization - $[ ] /hour – (subject to change at prevailing rates of vendor)
▪	Activity (Session) Fees:
−	Inquiry - $[ ] /event
−	Account Maintenance - $[ ] /event
−	Transaction – financial transactions, reorder statements, etc. - $[ ] /event
−	New Account Setup - $[ ] /event (Not available with FAN Web Select)
▪	Strong Authentication:
−	$[ ] /month per active FAN Web ID (Any ID that has had activity within the [ ]-day period prior to the billing cycle)

FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.
▪	Base Fee Per Management Company – file generation and delivery - $[ ] /year
▪	Per Record Charge
−	Rep/Branch/ID - $[ ]
−	Dealer - $[ ]
▪	Price Files - $[ ] /record or $[ ] /user per month, whichever is less

Vision
Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.
▪	Inquiry Only
−	Inquiry - $[ ] /event
−	Per broker ID - $[ ] /month per ID
▪	Transaction Processing
−	Implementation - $[ ] /management company
−	Transaction – purchase, redeem, exchange, literature order - $[ ] /event
−	New Account Setup – $[ ] /event
−	Monthly Minimum Charge - $[ ] /month

Vision Electronic Statements
Provides the capability for financial intermediaries to access electronic statements via the Vision application.*
▪	Implementation Fees
−	$[ ] /fund group

Vision Electronic Statements (Continued)
▪	Load charges
−	$[ ] /image
▪	Archive charge (for any image stored beyond [ ] years)
−	$[ ] /document
*Normal Vision ID and activity charges also apply.

Amended Exhibit D (continued) to the Transfer Agent Servicing Agreement – Supplemental Services Fees at November, 2016

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
▪	$[ ] /direct open account per year

Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:
▪	$[ ] setup /fund group
▪	$[ ] /month administration
▪	$[ ] /received email correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations.  There will be no correspondence charges related to this service.
▪	$[ ] /fund group per month
Literature Fulfillment Services*
▪	Account Management
−	$[ ] /month
▪	Inbound Teleservicing Only
−	Account Management - $[ ] /month
−	Call Servicing - $[ ] /minute
▪	Lead Source Reporting
−	$[ ] /month
▪	Closed Loop Reporting
−	Account Management - $[ ] /month
−	Database Installation, Setup - $[ ] /fund group
▪	Miscellaneous Expenses
−	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

CTI Reporting – Integrated custom detailed call reporting
▪	$[ ] /monthly report

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪	$[ ] qualified plan account or Coverdell ESA account (Cap at $[ ] /SSN)
▪	$[ ] /transfer to successor trustee
▪	$[ ] /participant distribution (Excluding SWPs)
▪	$[ ] /refund of excess contribution
▪	$[ ] /reconversion/recharacterization

Additional Shareholder Paid Fees
▪	$[ ] /outgoing wire transfer or overnight delivery
▪	$[ ] /telephone exchange
▪	$[ ] /return check or ACH or stop payment
$[  ]  /research request per account (This fee applies to requests for statements older than the prior year)

Amended Exhibit D to the Transfer Agent Servicing Agreement – Horizon Funds
MARS Sales Reporting & Compliance Services Fee Schedule at November, 2016

Standard MARS Version 8i Implementation Cost
▪	$[ ] MARS Sales Reporting Module (Includes up to [ ] year of DST/TA2000 data)
▪	$[ ] SalesForce.com Module
Standard MARS Version 8i Products & Services (Monthly fees)
▪	$[ ] MARS Sales Reporting
(Includes [  ] Sales Users)

▪	$[ ] – Enhanced Services*

Includes up to [  ] hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests, and business requirement analysis. Additional Enhanced Services support can be negotiated. Additional support services will be provided at $[  ] per hour.

Standard Version 8i System Setup & Implementation Costs (One-time fee)

▪	$[ ] – Custom Data Interface
▪	$[ ] – OmniSERV Setup
▪	$[ ] – Standard Interface
▪	$[ ] – Additional OmniSERV Interface

Standard Version 8i Products & Services (Monthly Fee)

▪	$[ ] – Dealer Interfaces (First [ ] Dealers are Included in the Base)
▪	$[ ] – Additional Sales User ID
▪	$[ ] – Additional [ ] GB of Data Storage (Initial [ ] GB Included in the Base)

SalesForce.com (Monthly Fee)

▪	$[ ] plus $[ ] /Per User – [ ] -[ ] Users
▪	$[ ] plus $[ ] /Per User – [ ] -[ ] Users
▪	$[ ] plus $[ ] /Per User – [ ] -[ ] Users
▪	$[ ] plus $[ ] /Per User – [ ] -[ ] Users

Additional Version 8i Products & Services (Quoted Separately)

Albridge Analytics, CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), NSCC DTT Data Line, Profiling, RIA Monthly Load, SalesForce.com

Any System Upgrades & Enhancements

Quoted separately through a Statement of Work.

MARS Training

▪	$[ ] /day plus travel and miscellaneous expenses.

* Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.

Exhibit E to the
Transfer Agent Servicing Agreement – Horizon Funds

DATA WAREHOUSE SERVICES

1. Certain Definitions

Whenever used in this Exhibit E, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.
“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM”  which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.
“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the person(s) to whom Electronic Reports are made available.

D.
“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (the Transfer Agent’s record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2. Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Trust in accordance with the terms of this Agreement.

3. Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)  Project Management Assistance
(2)  Setup and Testing of System Interfaces
(3)  Conversion of Historical Data from the Trust
(4)  Assist with Sales Channel and Sales Territory Setup
(5)  Assist with Clearing/Executing Firm Relationships
(6)  Assist with Compliance Rule Setup
(7)  Database Setup (User Defined Fields)
(8)  Training (additional fee)

USBFS will provide the following support services after implementation:

(1)  Assist with Project Management
(2)  Dedicated Client Service team
(3)  Weekly status calls (if needed)
(4)  Setup and testing of requests from the Trust
(5)  Duplicate Data Identification
(6)  Assistance with System File Imports
(7)  Custom Report Programming (at Programming rates)
(8)  Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4. Duties and Responsibilities of the Trust

The Trust shall:

A.	Assume exclusive responsibility for the consequences of any instructions it may give to USBFS and for the Trust’s failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5. System Maintenance

The Trust understands that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions.  USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6. Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly or recklessly insert into any interface, other software, or other program or data provided by such party to the other hereunder, or accessible on the Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall promptly replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7. Proprietary Rights
A.	The Trust acknowledges and agrees that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS. Any interfaces and software provided to the Trust in order to provide connectivity to MARSTM and Data Warehouse through USBFS shall be used by the Trust and Users only for the period during which this Exhibit E is in effect and only in accordance with the terms of this Exhibit E, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder. The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.	The MARSTM or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust. The Trust retains all rights in such intellectual property that may reside on the MARSTM or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS.

8. Compensation

USBFS shall be compensated for providing MARSTM or Data Warehouse Services to the Trust in accordance with the fee schedule set forth in Amended Exhibit D.

9. Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES.  Accordingly, USBFS’ sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers, employees, and Users from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.
If an injunction is issued against the Trust’s and Users’ use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Trust and Users.  If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or DATA Warehouse Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights to use MARSTM or Data Warehouse Services and the Trust’s responsibilities under this Exhibit E immediately on written notice to USBFS without prejudice to any other legal or equitable right or remedy.

D.
Because the ability of USBFS to deliver MARSTM and Data Warehouse  Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

E.
The Trust and Users are responsible for verifying the accuracy of their respective data or information that they supply or make available to USBFS for delivery through MARSTM and Data Warehouse Services.  The Trust is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies of which Users are or become aware relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Trust’s shareholders.

F.
USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10. File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with MARSTM and Data Warehouse Services, (collectively, “Trust Files”).  USBFS’s security provisions with respect to MARSTM and Data Warehouse Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of MARSTM and Data Warehouse Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct and shall be responsible for ensuring that its agents, employees and consultants who have access to the Confidential Information keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Agreement for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was properly known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency, provided that to the extent legally permissible, USBFS promptly informs the trust of any such requirement in a manner reasonably calculated to enable the trust to pursue a protective order or other injunctive relief against such disclosure.

11. Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARS OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12. Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit E, (i) the Trust and Users will immediately end their access to MARSTM and Data Warehouse Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium to the extent permitted by applicable law.